Exhibit 10.83

EPICOR SOFTWARE CORPORATION (1)

SCALA BUSINESS SOLUTIONS N.V. (2)

SCALA MANAGEMENT B.V. (3)

and

ANDREAS KEMI (4)

COMPROMISE AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

COMPROMISE AGREEMENT

THIS AGREEMENT dated effective as of this 13th day of August 2004

BETWEEN

(1)	EPICOR SOFTWARE CORPORATION of 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612 U.S.A; and

(2)	SCALA BUSINESS SOLUTIONS N.V. Prinsengracht 739-741, 1017 JX Amsterdam, The Netherlands;

(3)	SCALA MANAGEMENT B.V. of (1017 JX) Amsterdam, 739-741 Prinsengracht, 1017 JX The Netherlands; and

(4)	ANDREAS KEMI born 17 September 1966 (the “Employee”);

RECITALS:

1)	The Employee was employed as of 16 May 2003 for a definite term until 15 May 2004 by Scala Management B.V., a subsidiary of Scala Business Solutions N.V. (for the purposes of this Agreement collectively referred to as “Scala”) and holds one or more offices and appointments in or on behalf of Scala;

2)	Epicor Software Corporation (for the purposes of this Agreement referred to as “Epicor”) acquired a majority ownership interest in Scala effective on 18 June 2004;

3)	In observance of the “roll on period” of 90 days after 15 May 2004 mentioned in article 3 of the employment agreement, the Employee’s employment and Employment Agreement with Scala terminated effectively on 13 August 2004;

4)	The Employee, Scala and Epicor have agreed to settle any and all the Employee’s claims, actual and potential against Scala and Epicor and any Associated Companies arising out of the termination of his employment and loss of office on the terms and conditions contained in this Agreement. The parties intend that this Agreement shall have effect as a statutory compromise agreement; and

5)	the Employee, Scala and Epicor designate the Agreement as a termination agreement (vaststellingsovereenkomst) within the meaning of article 7:902 Dutch Civil Code that fully and finally settles all possible uncertainty, dispute, and circumstances in respect of the termination of the employment and the consequences thereof;

OPERATIVE PROVISIONS:

1.	2003 Employment Agreement

1.1	The parties have agreed in a separate written document dated September 20, 2004, as to the remaining amounts for the period of May 16, 2003 through August 13, 2004 to be paid to the Employee in respect of the final statement of account in the framework of the termination of the employment agreement on 13 August 2004. For reference purposes herein, this separate agreement shall be referred to as the “August 13, 2004 Agreement”.

2.	Termination

2.1 The Employee’s employment with Scala and all Associated Companies has terminated effectively on 13 August 2004 (the “Termination Date”), although all of Employee’s official duties, powers and responsibilities ceased already effective 31 July 2004(“the Effective Date”).

2.2 Save for the directors liability insurance referred to at clause 2.3 below, all benefits received by the Employee under the Employment Agreement ceased effectively on 31 July 2004 including the payment of telephone expenses pursuant to the terms of article 5.2). Epicor shall, at its cost, until the end of August 2004, keep the employee’s Dutch mobile number with voicemail referring to the employee’s Swiss private mobile number.

2.3 Epicor agrees to maintain Scala’s current Directors and Officers Liability Insurance policy with New Hampshire Company see Enclosure 2 for 5 years following 18 June 2004 or will obtain a similar insurance from another reputable insurer to cover the Employee for the same period, providing the Employee (within reason) with not less than the level of cover currently in force.

2.4 The Employee’s departure will be announced by Epicor internally only to management in the terms of the draft announcement attached as Schedule 1 & 2. The Employee shall be entitled to make external announcements substantially consistent with the agreed announcement.

3.	Expenses

The Employee’s expenses have been agreed to and resolved pursuant to the August 13, 2004 Agreement.

4.	Severance Terms

4.1 As mutually agreed, Scala Management B.V. will on behalf of itself and on behalf of all Associated Companies, pay the Employee the sum of $230,000 (USD) as compensation for loss of employment and office, as well as in settlement of any and all claims the Employee may believe he possesses under the Letter Agreement, the Employment Agreement or any claims of the type referred to in Clause 5 below. The $230,000 payment shall be made to employee in four (4) equal payments of $57,500.00 (USD) each, and shall be payable to Employee on each of November 13, 2004, February 13, 2005, May 13, 2005 and August 13, 2005, respectively. Additionally, on August 13, 2005, the Company shall pay to Employee an additional one-time payment of $150,000 (USD). Collectively the two total payment amounts of $230,000 and $150,000 are referred to as the “Severance Payments” herein. The Employee shall remain responsible for any further tax due on the Severance Payments, as long as such obligation does not exceed the 30% income tax cap as agreed between Employee and Company and Employee will account for this in his annual 101E tax return for the relevant financial year. As agreed, the Company will pay the Employer part of any Swiss social security cost for these Severance Payments.

4.2 The Severance Payments referred to above are paid without any admission of liability whatsoever and are subject to the Employee’s full compliance with the material terms of this Agreement, including but without limitations the restrictive covenants referred to in clause 9 of this Agreement. In the event of any violation of significance by the Employee on the terms of this Agreement, including but without limitations the restrictive covenants referred to in clause 9 of this Agreement, Scala Management B.V. and any Associated Company shall notice the Employee and request a written explanation regarding this violation. If the parties cannot reach a settlement regarding the said violation, Scala Management B V and any Associated Company is entitled to use the possibility to start a legal procedure and, as part of such legal procedure, request to be released of its obligation to pay the Severance Payments and also be entitled for Scala Management B.V. and any Associated Company to reclaim any part of the Severance Payments already paid to Employee, without prejudice to the right of Scala Management B.V. to claim full damages and cost resulting from such violation of the Employee. During mentioned procedure Scala Management B V or any Associated Company is obliged to deposit any payments which come due to be paid to Employee under this Agreement into a joint bank account in both Company’s and employee’s name and to be held there pending final resolution of the legal resolution procedure outlined herein.

4.3 The Employee is entitled to claim full damages and costs actually resulting from any violation related to Scala Management B V or any Associated Company which is considered as a material breach of this agreement.

5.	Settlement and Waiver

5.1	The Employee believes he may have contractual and statutory claims arising from his employment and its termination on the Termination Date including but not limited to the following;

5.1.1	Any claim for breach of contract or for wrongful dismissal, in particular, for pay or benefits in lieu of notice or damages for termination of employment without proper notice;

5.1.2	Any claim for outstanding pay, accrued holiday pay, bonuses or commission;

5.1.3	Any claim in relation to share options;

5.1.4	Any claim for unfair dismissal;

5.1.5	Any claim relating to unauthorised deductions;

5.1.6	Any claim for a redundancy payment, whether contractual or statutory and any claim for a protective award;

5.1.7	Any claim of discrimination or victimisation on any ground including but not limited to sex, marital status, colour, race, nationality, ethnic or national origin, religion, sexuality, disability, equal pay, trade union activities, trade union membership or non membership; and

5.1.8	Any claim in respect of working time or holidays or rest periods,

(Together known as the “Employment Claims”) and therefore could bring proceedings, against Scala, Epicor, or any Associated Company, or its or their employees, officers or shareholders.

5.2	The Employee agrees to accept the Severance Payments at clause 4.1 in full and final settlement of:

5.2.1	The Employment Claims and his prospective entitlement to bring the proceedings referred to in Clause 5.1 above;

5.2.2	all other claims and rights of action (whether under statute, common law or otherwise and whether known or unknown at the time of execution of this Agreement) in any jurisdiction in the world (including but not limited to The Netherlands), howsoever arising, (including but not limited to contractual claims, breach of contract, tort, shares, stock options and the Employee’s prospective entitlement to bring any other Statutory Claim) which the Employee has or may have against Scala, Epicor or any Associated Company, its or their officers, employees or shareholders, arising from or connected with the Employee’s employment, the termination thereof, loss of office or the Letter Agreement or Employment Agreement; and

5.2.3	any claim for damages in relation to any physical or psychological illness or injury arising out of, caused or exacerbated by any actions or omissions during the course of employment whether or not they form part of the circumstances and/or manner of dismissal.

5.3	Clause 5.2 shall not apply to any pension rights or pension benefits which have accrued to the Employee up to the Termination Date or to any personal injury claim (other than those referred to at clause 5.2.3). However, the Employee warrants that to the best of his knowledge and belief he does not have any such personal injury or pension claims at the date of this Agreement.

5.4	The Employee warrants and confirms that;

5.4.1	the Employment Claims, and prospective entitlement to bring proceedings referred to above are all of the claims, and prospective entitlement to bring proceedings that he believes he has, or may have, arising out of or in connection with his employment including the termination thereof; and
5.4.2	prior to accepting the terms of this Agreement, the Employee obtained advice from the Adviser as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights in relation to the Employment Claims following signature; and

5.4.3	the particular claims on which the Employee obtained advice from the Adviser are the Employment Claims referred to above; and

5.4.4	the Employee raised with the Adviser all facts and issues relevant to his employment and its termination, which could give rise to a statutory complaint, before entering into this Agreement; and

5.5	The Company enters into this Agreement in reliance upon the warranties given by the Employee in Clauses 5.4 above. If the Employee brings any claims or proceedings, (whether statutory or otherwise but excluding claims referred to in clause 5.3 above) other than to enforce the terms of this Agreement, relating to his employment or the termination thereof against Scala, Epicor, any Associated Company, its or their employees, officers or shareholders, or breaches any of the warranties or materially breaches any material terms in this Agreement, the Employee agrees that he will repay to Scala or as Scala directs (on demand) the entire Severance Payments referred to at clause 4.1. This sum shall be recoverable as a debt.

6.	Stock Options

The parties agree that the Employee does not possess any Scala or Epicor options and that all of Employee’s Scala Options were exchanged as part of Epicor’s acquisition of Scala and that Employee has been paid for the same. However, for purposes of dispelling any doubt, any unvested or unexercised options stock options that may be found to be held by the Employee in Scala shall lapse on the Termination Date. Any exercised options shall be dealt with in accordance with their terms but for the avoidance of doubt the Employee agrees that he is not entitled to any further shares or stock options of Epicor, Scala or any Associated Companies stock.

7.	Directorship

The Employee hereby as of July 31, 2004 resigns from his position as managing director (statutair directeur) of Scala Business Solutions N.V. and his positions (if any) with any Associated Company; provided however that Employee need not resign his Board of Director’s membership on the Epicor Board of Directors as a result of this Agreement. The Employee will also resign from any professional body/ies in which he holds office or from any position as trustee which he holds because of or arising out of his employment relationship with the Scala and/or Epicor and will execute forthwith all necessary instruments and documents to give effect to this Clause 7 at the absolute discretion of Scala or Epicor. Any reference to the Employee being on the management board or being a CEO should be removed from the http://www.scala.net website.

8.	Company Property

8.1	The Employee shall be entitled to keep his laptop computer and peripherals (personal office printer and cables) and current mobile telephone provided that the Employee shall certify to Company that he has removed and destroyed any confidential information regarding Scala and Epicor from the hard drive. No warranty or additional service maintenance is provided to the Employee in relation to the laptop or computer (and peripherals referred to above) and are provided and sold “AS IS”. Any continuing billing or monthly fees for service for such computer and phone after the Termination Date shall be Employee’s responsibility.

8.2	Save as is provided for by clause 8.1, the Employee hereby undertakes to account for and return forthwith to Epicor all property (including but not limited to documents and disks his credit cards, equipment, keys and passes) belonging to it, Scala or any Associated Company which is or has been in his possession or under his control not later than 31 July 2004. Documents and disks shall include but not be limited to correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information.

The Employee’s obligations under this Clause shall be deemed to include the return of all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing. The Employee shall, if requested by Epicor, confirm in writing his compliance with his obligations under this clause. Company acknowledges that employee has delivered his keys and credit card to the Company human resources department in the Nacka, Sweden office prior to July 31, 2004 and receipt is confirmed by the Company.

9.	Employee’s Obligations

9.1	The Employee warrants that to the best of his knowledge and belief he has not committed a breach of duty (including fiduciary duty) to Scala or any Associated Company.

9.2	The Employee agrees that he will, on the request of Scala or Epicor, provide reasonable assistance in any threatened or actual litigation concerning it or Scala or any Associated Company (including but not limited to giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) PROVIDED ALWAYS that the Employee shall be reimbursed for his reasonable out of pocket expenses properly incurred by him in giving such assistance, as are agreed by Epicor and shall be paid a daily rate to be agreed between the parties if this clause requires a significant contribution from the Employee. Epicor shall also pay for the Employee’s reasonable legal fees in the event that the Employee requires independent legal advice in these circumstances to be agreed in advance; and

9.3	The Employee will upon request, provide Epicor with reasonable assistance on any taxation, financial, accounting or administration matters or filings relating to Scala or Epicor. Epicor will meet the cost of any reasonable out of pocket expenses incurred by the Employee in providing such assistance provided the expenses are agreed to in advance by the parties; and

9.4	The Employee agrees not to make, or cause to be made, (directly or indirectly) any statement (whether of fact, belief or opinion) which directly or indirectly disparages, is inimical to or damages the reputation or standing of Scala, Epicor or any of their businesses or officers, employees, agents, customers, suppliers or shareholders; and

9.5	The Employee will not disclose (directly or indirectly) to any person or organisation the circumstances of his departure, the negotiations surrounding and any contents of this Agreement except to his professional advisers, spouse and the relevant tax authorities PROVIDED ALWAYS that disclosure to his spouse and/or professional advisers shall be on terms that they agree to keep the same confidential and PROVIDED ALWAYS, for the avoidance of doubt, that he notifies Epicor of any disclosure to the Relevant tax authorities with as much notice as reasonably possible. Nothing in this Clause shall prevent the Employee from supplying a copy of this Agreement to any court of competent jurisdiction, or as otherwise required by law; and

9.6	Save as for the announcement referred to at clause 2.4 the Employee will not make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning his employment with Scala, Epicor or any Associated Company, or its termination, or his resignation from any directorships or other offices with the Company or any Associated Company without the prior written consent of the Company; and

9.7	Following July 31, 2004, the Employee will not represent himself as an authorised agent, representative or otherwise of Scala, Epicor or any Associated Company without the prior written consent of these companies.

9.8	The Employee will fully abide by the restrictions contained at clauses 7 and 8 of the Employment Agreement vis–à-vis Scala, Epicor and any Associated Company.

9.9	In derogation of the non-competition clause contained at clause 7.4 of the Employment Agreement, it is herewith in the framework of this Agreement explicitly agreed that the Employee shall not, except with the prior written consent of Scala and below expressed exemption to this clause, during 12 months as of the Termination Date, therefore through August 13th, 2005, directly or indirectly for him/herself or for others, paid or unpaid, in any form work for, or be involved or have interest in any person or organisation who or which wholly or partially undertake activities that are similar to those of Scala or any Associated Company, nor will the Employee alone or with other (legal) persons take any financial interest in, or perform work gratuitously or for remuneration for such a business. The same applies with respect to any business in or for which the Employee has performed work on a regular basis or for a longer period of time on the instructions of Scala or any Associated Company. This provision applies to all activities that are started or which are participated in, and which concern activities which compete otherwise with those activities that are exercised by Scala or any Associated Company. This non-competition clause shall apply to the territory of the Netherlands and any other country where Scala and any Associated Company are active. Scala agrees that the Employee’s currently disclosed business in Fathom Capital and its subsidiaries / invested companies including Fathom Technology, DPS APS, Digimpro Ltd, UCMS Ltd do not violate this provision.

10.	The Company’s Ongoing Obligations

10.1	Scala and Epicor will use reasonable endeavours:

10.1.1	not to disclose (directly or indirectly) to any person or organisation the circumstances of the Employee’s departure, the negotiations surrounding and the contents of this Agreement except as is necessary to put into effect the terms of this Agreement or to its professional advisers (on terms that they agree to keep the same confidential), and/or the relevant tax authorities, and PROVIDED ALWAYS that, for the avoidance of doubt, nothing in this Agreement shall prevent the Company at any time from providing information in relation to or supplying a copy of this Agreement to its shareholders, officers or directors, any court of competent jurisdiction or as otherwise required by law or any regulatory body or to comply with clauses 2.4 and 10.1.3; and

10.1.2	not to make or cause to be made (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing and whether of fact, opinion or belief) about the Employee and to use its endeavours to ensure that its officers and employees shall do the same; and

10.1.3	Record the Employee’s reason for leaving as the redundancy of his role as CEO as a consequence of the acquisition of Scala Business Solutions N.V. by Epicor. To the extent requested by the Employee, and as permitted by law, Scala or Epicor (as the case may be) will provide the Employee with oral and/or written job references which confirm objective facts such as the dates of employment, title, salary, etc. The responses to any enquiries regarding employment will be in accordance with the intention and spirit of the bullet points at Schedule 2.

11.	Tax Indemnity

11.1	The Employee will be solely responsible for any applicable income tax up to a maximum rate of 30% wage income tax based on the gross amount as agreed with the Scala compensation committee. If the maximum rate of 30 % is exceeded the Company is obliged to compensate the Employee for this amount. The employer will cover the employer part of the Swiss social security contributions which arise for payment in relation to any payment or benefits provided under this Agreement, including without limitation Dutch taxes. To the extent that Scala or Epicor have made or does deduct in respect of such liability. The employer part of the Swiss social security contribution is estimated to be approximately 6% to 7% on the Severance Payments.

11.2	The Employee hereby undertakes to indemnify and hold Scala and Epicor harmless against all other applicable taxes and employee national insurance or in respect of the payments and benefits provided, or to be provided, pursuant to this Agreement and any individual tax liability relating to shares and stock options, and all costs, claims, penalties and interest incurred by them which arise out of or in connection with any liability to pay (or deduct) taxes, including Dutch tax or employee national social security insurance contributions in respect of such payments and benefits, save where such costs, claims, penalties and interest are incurred as a result of Scala or Epicor’s negligence, prejudicial delay or default. No payment of taxes including Dutch tax or employee National Social Security Insurance contributions not already deducted shall be made by Scala or Epicor to the Relevant tax authorities without particulars of any proposed payments being given first to the Employee and the Employee being given the opportunity within a period of 21 days and at his own expense to dispute such payment.

12.	Compromise Agreement

12.1	The Employee agrees that the arrangements set out in this Agreement shall constitute a formal Compromise Agreement satisfying all of the conditions relating to compromise agreements in any jurisdiction in the world (including but not limited to the Netherlands), in particular to compromise agreements under article 7:902 Dutch Civil Code. In this respect the Employee, Scala and Epicor designate this Agreement and the August 13, 2004 Agreement as a “vaststellingsovereenkomst” within the meaning of this article that fully and finally settles all possible uncertainty, dispute and circumstances in respect of the termination of employment and the consequences thereof.

12.2	The Employee has had legal representation and agrees that he is fully aware of the contents of this Agreement and the consequences thereof.

13.	Definitions

For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

13.1	“Company” as used herein includes Scala or Epicor.

13.2	An “Associated Company” includes any firm, company, business entity or other organisation:

13.2.1	which is directly or indirectly controlled by Scala or Epicor; or

13.2.2	which directly or indirectly controls Scala or Epicor; or

13.2.3	which is directly or indirectly controlled by a third party who also directly or indirectly controls Scala or Epicor; or

13.2.4	of which Scala or Epicor or any Associated Company is a partner; or

13.2.5	of which Scala or Epicor or any Associated Companies referred to in Clauses 13.2.1 to 13.2.4 above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

13.3	All references in this Agreement to Scala or Epicor or any Associated Companies shall include any successor in title or assign of them.

13.4	“Employment Agreement” means the Employee’s employment agreement dated October 8, 2003.

13.5	“Letter Agreement” means the letter agreement dated December 11, 2003, between the Employee, Scala and Epicor;

13.6	“August 13, 2004 Agreement” means the letter agreement dated September 20, 2004 between the Employee, Scala and Epicor;

13.7	“Statutory Claim” means any claim/or right of action (whether under statute, common law or otherwise and whether known or unknown at the time of execution of this Agreement) in any jurisdiction in the world, howsoever arising which the Employee has or may have against Scala, Epicor or any Associated Company, its or their officers, employees or shareholders, arising from or connected with the Employee’s employment, the termination thereof, loss of office or the Letter Agreement or Employment Agreement, such as but not limited to claims/rights of action under article 7:658 and 7:681 Dutch Civil Code.

14.	Severability

The various provisions and sub-provisions of this Agreement are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement.

15.	Employee’s Right of Last Refusal on Company Russian Scala Payroll Bureau Business.

The Company currently owns and operates a Payroll Bureau business affiliated with its Russian operations, including employees, intellectual property, Customers and other related assets (the “Russian Payroll Bureau Business”). Company agrees that in the event that following the execution of this Agreement, Company should decide to sell or divest itself of the Russian Payroll Bureau Business, Company shall provide to Employee notice of such decision and shall provide Employee the opportunity to acquire the Russian Payroll bureau Business from Company by matching and/or exceeding the highest bona fide offer which the Company receives from a third party bona fide purchaser for the Russian Payroll Bureau Business.

16.	Miscellaneous

16.1	This Agreement constitutes the entire agreement and understanding between the parties with respect to all matters referred to in this Agreement.

16.2	Each party acknowledges that it is not relied on any representation, arrangement, understanding or agreement (whether written or oral) not expressly set out or referred to in this Agreement.

16.3	Clause 12.1 and 12.2 above shall not apply to the extent that they relate to any warranty, representation or undertaking made fraudulently, in which case the other party shall be entitled to all the remedies available under Dutch Law.

16.4	This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by any such counterpart.

15.5	The employee will also be entitled to transfer the Telia Homerun wireless account currently utilized by Employee from the company to his own account at his own cost.

15.6	Dutch Law governs this Agreement and the parties hereby submit to the exclusive jurisdiction of the Dutch Courts.

16.7	Scala shall bear and pay all of the tax adviser and lawyer fees actually incurred by Employee relating to the drafting and drawing up this Agreement up to a maximum amount of $20,000 (USD). Written evidence of such costs in the form of Tax Adviser and Lawyer invoices shall be submitted to the Company as evidence of actual costs.

16.8	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

17.	Full and final settlement (Finale kwijting)

15.1	Save for the obligations the Employee, Scala and Epicor have undertaken towards each other pursuant to this Agreement, they discharge each other fully and finally with regard to any consequences of the employment and its termination whatsoever after effectuating the above. In view and observance of article 4 of this Agreement, the Employee explicitly accepts that he will not be entitled to any further payment or compensation in view of the termination of his employment, loss of office or the Letter Agreement or Employment Agreement

SIGNED by or on behalf of the parties on the date first above written:

/s/ John D. Ireland
For and on behalf of
Epicor Software Corporation

/s/ John D. Ireland
For and on behalf of
Scala Management B.V.

/s/ John D. Ireland
For and on behalf of
Scala Business Solutions N.V

/s/ Andreas Kemi
Andreas Kemi

Schedule 1

Internal Announcement

With the acquisition of Scala now essentially completed, Andreas Kemi, Scala’s CEO has decided that it is an appropriate time for him to end his employment with the company, although I am pleased to report that he does plan to stay on as member of the Epicor Board of Directors. I would personally like to thank Andreas for his significant contribution to the formulation and success of the merger as well as his work in making Scala the company that it is today. I think it fair to say that without Andreas, the merger certainly would not have gone as well as it did and perhaps might never have occurred. On behalf of myself and the Company I wish him the very best in the future career.

Mark Duffell as Executive Vice-President, will take over all of Andreas’ remaining responsibilities and will be communicating more information soon.

Sent by L. George Klaus

Schedule 2

Additional points for comments on announcement or reference

•	Appointed as Scala CEO on May 16 2003.

•	Departure by mutual agreement: had always been understood that Andreas would not remain with the combined company as CEO because of the impact of the merger on his position and Epicor’s intent to restructure; Will stay on as member of Epicor Board of Directors

•	Departure is entirely amicable

•	The terms of departure are otherwise confidential